Exhibit 99.1

 FOR IMMEDIATE RELEASE

Company Contact:                               Investor Relations Contact:
PHC, Inc.                                      Liolios Group, Inc.
Bruce A. Shear, President & CEO                Ron Both/Geoffrey Plank
Tel 978-536-2777                               Tel 949.574.3860


             PHC REPORTS RECORD FOURTH QUARTER AND FISCAL YEAR 2007

Peabody, Mass. -- September 25, 2007 -- PHC, Inc., d.b.a. Pioneer Behavioral Health (AMEX:PHC), a leading provider of inpatient and outpatient behavioral health services and pharmaceutical research, announced financial results for the fourth quarter and fiscal year 2007 ended June 30, 2007.

Fourth Quarter and Fiscal 2007 Financial Highlights

o Record revenues at $12.8 million, up 23% over Q4 FY2006

o Record quarterly income before taxes up 68% over same year-ago quarter

o Quarterly net income up 62% sequentially to $0.8 million or $0.04 per share

o Patient care revenue increased 38% for Q4 FY07 over Q4 FY06;

o Fifth consecutive year of record revenues; up 19% year-over-year to $45.1 million

o Fiscal year income before taxes totaled $2.8 million vs. $2.7 million in fiscal 2006

o Fiscal year net income of $1.7 million, or $0.09 per fully diluted share

Key Financial Indicators (In thousands, except per-share amounts.)

Q4 2007 vs. Q4 2006             Q4 2007     Q4 2006     Change     % Change
Consolidated revenues           $12,795     $10,412     $2,383          23%
Patient care revenues            10,177       7,391      2,786          38%
Net income before taxes           1,421         848        573          68%
Net Income*                         822       2,364     (1,542)        (65%)
Earnings per share - Basic*        0.04        0.13      (0.09)        (69%)
Earnings per share - Diluted*      0.04        0.12      (0.08)        (67%)

FY 2007 vs. FY 2006             FY2007      FY 2006
Consolidated revenues           $45,127     $38,013     $7,114          19%
Patient care revenues            36,023      27,862      8,161          29%
Net income before taxes           2,829       2,735         94           3%
Net Income*                       1,682       4,045     (2,363)        (58%)
Earnings per share - Basic*        0.09        0.22      (0.13)        (59%)
Earnings per share - Diluted*      0.09        0.21      (0.12)        (57%)

* Includes one-time gain of $1.6 million in Fiscal Year 2006 due to the change in the valuation allowance

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
Operational Highlights for Fiscal 2007

o Patient days increased 5,291 days year-over-year, primarily due to an increase of 20 additional beds.

o PHC's Harmony Healthcare subsidiary signed a ten-year, $80 Million contract with a major healthcare provider. This was the largest in company history and is expected to increase Harmony's annual revenue by 160%.

o Construction of the Seven Hills Behavioral Institute near Las Vegas, Nevada continues, keeping it on track to opening in early 2008. Seven Hills is projected to contribute annualized revenue of approximately $12 million, with higher margins than the company's other inpatient facilities.

o Reduced cost of capital by successfully renegotiating the company's line of credit, increasing it to $6.5 million and at a lower, more conventional interest rate.

o The Boston Globe added PHC to its "Globe 100" list of top performing companies in Massachusetts.

o    Common Stock began trading on the American Stock Exchange.

Fourth Quarter Financial Results

For the three months ended June 30, 2007 and compared to the same quarter a year ago:

Total net revenue from operations increased 23% to a record $12.8 million as compared to $10.4 million a year ago. The increase is primarily attributable to an increase in net revenue of the company's patient care segment, which was up 38% to $10.2 million from $7.4 million last year. This was offset by a 22% decrease in revenue from the pharmaceutical studies segment, which totaled $1.5 million as compared to $1.9 million last year. Contract support services revenue provided by PHC's Wellplace subsidiary was essentially unchanged from last year at $1.1 million.

Income from operations for the quarter totaled $1.2 million, an increase of 32% from $921,000 reported a year ago. Net Income before taxes increased 68% to a record $1.4 million from $848,000 a year ago.

Net income was $822,000 or $0.04 per fully diluted share (based on 20.5 million fully diluted shares), a decrease of 65% compared to net income of $2.4 million or $0.12 per fully diluted share (based on 19.3 million shares) last year, due to last year's tax loss carry forward recapture. However, net income in the fourth fiscal quarter represented an increase of 160% over the third fiscal quarter net income of $316,000 or $0.02 per fully diluted share (based on 20.6 million fully diluted shares).

Total operating expenses for the quarter increased 22% to $11.6 million from $9.5 million last year. Included in this increase were expenses related to ramping up new programs and services associated with new contracts and the Seven Hills Behavioral Institute.

The company's provision for doubtful accounts increased to $706,700 in the quarter from $445,600 a year ago. The percentage of bad debt expense to net patient care revenue for the quarter was 6.9% percent as compared to 5.3% percent for the year.

Patient care operating expenses increased 39% as compared to the same year-ago period, reflecting the ramp up on new major contracts and hospital completion. Pharmaceutical patient care expenses increased 9% and contract support expenses increased nearly 3%. The increase in patient care expense reflects the company's investments in its Las Vegas market initiatives, including the Seven Hills project and the company's 10-year, $80 million agreement with Health Plan of


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
Nevada's Behavioral Healthcare Options network agreement announced in December 2006.

"This second consecutive quarter of record-breaking revenue exceeded our expectations," said Bruce A. Shear, Pioneer's president and CEO. "It was driven by a 38% expansion of our patient care revenues. The quarter-over-quarter increase in our net profit is reflective of the fact that direct expense related to our Las Vegas contract expansion is behind us, and we see this income growth trend continuing as our new Seven Hills facility comes on line in fiscal 2008."

Full Year Fiscal 2007 Financial Results

For the 12 months ended June 30, 2007, as compared to the previous fiscal year:

Total net revenue was $45.1 million, a 19% increase from $38.0 million in the previous year --representing the fifth consecutive year of record revenue. The increase is largely due to a 29% increase in net patient care revenues, which increased to $36.0 million from $27.9 million in fiscal 2006. The improvement in net patient care revenue is mostly the result of a new capitated contract. This was offset by a 21% year-over-year decrease in pharmaceutical study revenues which total $4.6 million versus $5.8 million in fiscal 2006. This decrease is largely due to the delay in the start of some significant studies and an unusually large study that occurred in the last half of fiscal 2006. Contract support services revenue increased 4% from $4.4 million to $4.5 million year-over-year, primarily due to increases in contract rates.

Total operating expenses were $42.1 million, an increase of 21% from $34.8 million in fiscal 2006. The increase was primarily due to a 38% increase in patient care expense resulting from increased patient census and utilization of patient services. The provision for bad debt remained approximately the same as the previous year at $1.9 million and administrative expenses increased 13% to $12.7 million.

Income from operations for the fiscal year was $3.0 million, a 5% decrease from $3.2 million in fiscal 2006. Net income was $1.7 million or $0.09 per basic and fully diluted share (based on 19.3 million shares), a decrease of 58% from $4.1 million or $0.21 per basic and $0.20 per fully diluted share (based on 18.2 million shares) in the prior year. This decrease is primarily the result of a $1.1 million provision for tax expense recorded in fiscal 2007, as compared to $1.3 million in income tax benefit recorded in fiscal 2006.

Income before taxes increased 3% to a record $2.8 million from $2.7 million in fiscal 2006. This increase was primarily due to the two new contracts added during the year that are projected to increase gross revenues by $10 million annually and increased patient census. This increase is significant since it includes ramp-up costs of these contracts and uncapitalized costs of the Meditech software implementation in progress and the construction in progress of the Seven Hills Behavioral Institute.

"Fiscal 2007 was an excellent year for Pioneer, as we realized a number of major milestones across our organization," said Shear. "Our Harmony Healthcare subsidiary signed the largest contract in company history and we started construction on our new major facility near Las Vegas. Our success was reflected in another year of record revenues and record pre-tax profit, as well as record stockholders' equity. Supported by an expanded and more favorable credit facility, our pipeline for new business and outlook for internal expansion has never been stronger. This has set the stage for another record year in fiscal 2008."

The company's cash and equivalents totaled $3.4 million at June 30, 2007, an increase from $1.6 million at the end of the previous fiscal year. Total net receivables from patient care at 2007 fiscal year end was $6.6 million, a decrease of 6% from $7.0 million at the previous year end. The balance sheet current ratio was 2:1 at June 30, 2007. Stockholders' equity increased 36% to a record $18.3 million at June 30, 2007 from $13.5 million at the end of the previous year.

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
Teleconference Information

PHC will host a conference call today at 4:30 p.m., Eastern Time. A question and answer session will follow management's presentation.

To participate in the call, dial the appropriate number 5-10 minutes prior to the start time, request the PHC conference call and provide the conference ID.

Domestic callers: 1-800-683-1525

International callers: 1-973-872-3197

Conference ID#: 9241101

A  web   simulcast   of  the  call  can  be  accessed   via  PHC's   website  at
www.phc-inc.com. The call will be available for replay starting at 7:30 p.m. Eastern Time until October 25, 2007:

Toll-Free Replay number: 1-877-519-4471

International Replay number: 1-973-341-3080

Replay PIN #: 9241101

If you have any difficulty connecting with the conference call or webcast, please contact the Liolios Group at 949-574-3860.

About PHC, Inc.

PHC, dba Pioneer Behavioral Health, operates companies that provide inpatient and outpatient behavioral health care services, clinical research and Internet- and telephonic-based referral services. The companies contract with national insurance companies, government payors, and major transportation and gaming companies, among others, to provide such services. For more information, please visit www.phc-inc.com.

Statement under the Private Securities Litigation Reform Act of 1995

This press release may include "forward-looking statements" that are subject to risks and uncertainties. Forward-looking statements include information about possible or assumed future results of the operations or the performance of the Company and its future plans and objectives. Various future events or factors may cause the actual results to vary materially from those expressed in any forward-looking statements made in this press release. For a discussion of these factors and risks, see the company's annual report on Form 10-K for the most recently ended fiscal year.



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
PHC, INC.  AND SUBSIDIARIES
Consolidated Balance Sheets

                                                              June 30,
                                                        2007              2006
                                                     __________       _________

ASSETS
 Current assets:
     Cash and cash equivalents                       $3,395,173      $1,820,105
    Accounts receivable, net of allowance for
       doubtful accounts of $3,764,585
       and $3,100,586  at June 30, 2007 and 2006,
       respectively                                   6,524,387       6,955,475
    Pharmaceutical research receivables               1,942,268       1,470,019
    Prepaid expenses                                    688,600         490,655
    Other receivables and advances                      868,628         751,791
    Deferred tax assets                               2,354,000       3,110,000
                                                    ___________     ___________
        Total current assets                         15,817,073      14,598,045
                                                    ___________     ___________

Accounts receivable, non-current                         35,000          40,000
Other receivables                                        91,697          53,457
Property and equipment, net                           2,121,191       1,799,888
Deferred financing costs, net of amortization of
       $143,376 and $106,422 at June
       30, 2007 and 2006, respectively                  163,733         117,023
Customer relationships, net of amortization of
       $380,000 and $260,000 at June 30, 2007
       and 2006, respectively                         2,020,000       2,140,000
Goodwill                                              3,508,576       2,664,643
Other assets                                          3,465,356         571,931
                                                    ___________     ___________
      Total assets                                  $27,178,609     $21,984,987
                                                    ===========     ===========

LIABILITIES
Current liabilities:
    Accounts payable                                $ 1,261,841     $ 1,509,659
    Current maturities of long-term debt              1,134,300         918,013
    Revolving credit note                             1,518,742       1,603,368
    Deferred revenue                                    433,301         385,742
    Current portion of obligations under capital
      leases                                            205,858          57,881
    Accrued payroll, payroll taxes and benefits       1,631,693       1,619,672
    Accrued expenses and other liabilities            1,702,772       1,026,419
                                                    ___________     ___________

         Total current liabilities                    7,888,507       7,120,754

Long-term debt, less current maturities                 381,255       1,021,546
Obligations under capital leases                        226,706          61,912
Deferred tax liabilities                                432,000         325,000
                                                    ___________     ___________
         Total liabilities                            8,928,468       8,529,212
                                                    ___________     ___________
Commitments and contingent liabilities

STOCKHOLDERS' EQUITY
Preferred stock, 1,000,000 shares authorized,
  none issued or outstanding                                 --              --


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
Class A Common Stock, $.01 par value; 30,000,000
    shares authorized, 19,622,076  and  17,874,966
    shares issued at June 30, 2007 and 2006,
    respectively                                        196,221         178,749
Class B common stock, $.01 par value;  2,000,000 shares
    authorized, 775,760 and 775,760 issued and
    outstanding at June 30, 2007 and 2006,
    respectively, each convertible into one share of
    Class A Common Stock                                  7,758           7,758
Additional paid-in capital                           26,812,808      23,718,197
Treasury  stock,  199,098 and 199,098  class A
   common shares at cost at June 30, 2007 and 2006,
   respectively.                                       (191,700)       (191,700)
Accumulated deficit                                  (8,574,946)    (10,257,229)
                                                    ___________     ___________

         Total stockholders' equity                  18,250,141      13,455,775
                                                    ___________     ___________

            Total liabilities and stockholders'
               equity                               $27,178,609     $21,984,987
                                                    ===========     ===========


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
PHC, INC.  AND SUBSIDIARIES

Consolidated Statements of Income
                                               For the Years Ended June 30,
                                             2007         2006         2005
                                             ____         ____         ____
Revenues:
  Patient care, net                      $36,022,529   $27,861,701  $26,087,088
  Pharmaceutical study                     4,564,314     5,799,815    4,509,338
  Contract support services                4,540,634     4,351,576    3,466,832
                                         ___________   ___________   ___________
         Total revenues                   45,127,477    38,013,092   34,063,258
                                         ___________   ___________   ___________

Operating expenses:
  Patient care expenses                   19,738,357    14,269,540   12,905,286
  Patient care expenses,
    pharmaceutical                         2,182,357     2,242,900    1,676,749
  Cost of contract support services        3,102,551     2,676,340    2,197,518
  Provision for doubtful accounts          1,933,499     1,912,516    1,272,037
  Administrative expenses                 12,722,007    11,210,296    9,667,138
  Administrative expenses,
    pharmaceutical                         2,438,802     2,517,074    2,757,118
                                         ___________   ___________   ___________
         Total operating expenses         42,117,573    34,828,666   30,475,846
                                         ___________   ___________   ___________

Income from operations                     3,009,904    3,184,426     3,587,412
                                         ___________   ___________   ___________

Other income (expense):
     Interest income                         159,946       68,397        73,176
     Interest expense                       (649,166)    (606,893)     (654,871)
     Other income, net                       308,599       89,449        76,760
                                         ___________   ___________   ___________

         Total other expense, net          (180,621)     (449,047)     (504,935)
                                         ___________   ___________   ___________

Income before income taxes                2,829,283     2,735,379     3,082,477

Benefit from (provision for) income
  taxes                                  (1,147,000)    1,310,103        73,423
                                         ___________   ___________   ___________

              Net income                $ 1,682,283    $ 4,045,482   $3,155,900
                                        ============   ===========   ===========

Basic net income per common share       $      0.09   $      0.22   $      0.18
                                        ============  ===========   ============

Basic weighted average number of shares
       outstanding                       19,287,665    18,213,901    17,574,678
                                         ===========   ==========   ============
Fully diluted net income  per common
       share                            $      0.09   $      0.21   $      0.17
                                         ===========  ===========   ============

Fully diluted weighted average number
      of shares outstanding              19,704,697    19,105,193  5  18,364,076
                                         ===========  ===========   ============




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